T 732.544.5544 F 732.544.5404  25 Christopher Way, Eatontown NJ 07724
--------------------------------------------------------------------------------
                                                                 www.qmedinc.com

NEWS RELEASE

Contact:  Robert Mosby, QMed, Inc. - 732-544-5544 x1107



QMed, Inc. Announces Medicare Capitated DM Demonstration Shifted to MMA Special Needs Plan Model
--------------------------------------------------------------------------------

Eatontown, New Jersey, April 11, 2005 - QMed, Inc. (NASDAQ Symbol: QMED) announced today that it has been informed that the proposed Medicare Capitated Disease Management Demonstration will not proceed as a demonstration but that instead CMS has taken steps needed to bring this project under the Medicare Modernization Act (MMA) as a Medicare Advantage Special Needs Plan.

In December 2003, the Centers for Medicare and Medicaid Services (CMS) notified QMed and DAKOTACARE that they had been recommended for an award in the Medicare Capitated Disease Management Demonstration. The CMS recommended project was designed from the beginning to bring a special needs plan to South Dakota seniors. Since that award recommendation, MMA has legislated most of the features that the Demonstration was designed to evaluate. Consequently, CMS has notified QMed that the demonstration has been shifted to the MMA model in order to maintain regulatory and operational consistency.

Michael W. Cox, president and CEO, said, "While we are disappointed that CMS decided not to move forward with the capitation demonstration projects and with the delays this has caused, we nonetheless plan vigorously to pursue the approval of a Medicare Advantage Special Needs Plan for our South Dakota project, an approval that was required under the demonstration as well."

About QMed, Inc.
----------------
QMed, Inc., provides DM services to patients and physicians around the country through its health plan customers. The Company has been selected in two Medicare Demonstrations to test the feasibility of reimbursing its care coordinated DM services in the vast Medicare fee-for-service program. In addition, QMed is the largest DM service provider to Medicare managed care plans. More information on QMed, Inc. can be obtained at www.qmedinc.com, by calling (732) 544-5544 or by emailing investor@qmedinc.com.

Except for historical information contained herein, matters discussed in this news release are forward-looking statements that involve risks and uncertainties. They include but are not limited to those relating to the timely implementation of programs, the impact of competitive product introductions, acceptance and pricing, and those risks detailed in the Company's filings with the Securities and Exchange Commission (SEC). Actual results may differ materially from any forward-looking statements due to these risks and uncertainties.

                                      # # #